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                                  EXHIBIT 10.6

                                                             October 28, 1996

Mr. Samuel M. Koren
North East Insurance Company
482 Payne Road, P.O. Box 1418
Scarborough, ME  04074-1418

     RE: EMPLOYMENT AGREEMENT
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Dear Sam:

     This letter serves as an interim Employment Agreement under which North East Insurance Company ("NEIC" or the "Company") will continue to employ you as its Senior Vice President. In the meantime, the Company has retained the firm of Moon, Moss, McGill & Bachelder for the purpose of, among other things, devising an appropriate longer term employment agreement that offers appropriate management incentive compensation arrangements. The Board of Directors has assigned a very high priority to this arrangement, and we presently anticipate that the Board will be addressing the matter this Fall.

     The Company is of the view that certain key executives (including yourself) should be provided with greater certainty in respect of future changes in control of the Company. As a result, the Board of Directors has approved for you an Employment Continuity Agreement in the form attached. Under the Employment Continuity Agreement, you would be entitled to certain severance benefits upon the occurrence of a "Change in Control," as defined in that agreement.

     The Board of Directors also believes that it is appropriate that, commencing immediately, you be provided with appropriate compensation and protections that will encourage you to stay on in your present capacity with NEIC. I am therefore pleased to outline the following arrangements which have been approved by the Board of Directors with regard to your continued employment:


     1. Effective as of September 23, 1996, your salary shall be $82,350.00 per year, payable in installments as per the Company's existing payroll practices, as now in effect.

     2. You shall be entitled to participate in all employee welfare and benefit plans of the Company that from time to time are in effect for NEIC employees generally. If the Company in the future eliminates or reduces benefits generally available to employees under its welfare and benefit plans, the Company will provide you with such supplemental benefits as may be necessary to assure that the level of your benefits are not decreased to a level below the level in effect for you today.

     3. If you remain in employment with the Company through September 30, 1998, the Company shall pay you a cash bonus of $41,175.00. Such bonus shall accrue as of September 30, 1998, and shall be paid within thirty
          (30) days after such date.

     4. If between now and September 30, 1998, the Company terminates your employment other than for good cause, the Company shall provide you with: (1) severance payments of $82,350.00 (representing one times the salary level provided in this letter), and (2) the cash bonus set forth in paragraph 3. The severance payments shall be made in four (4) equal increments of $20,587.50, payable within ten (10) days after the date of termination and each three (3) months thereafter. The cash bonus shall be paid at the time provided in Section 3. For purposes of this letter, termination for "good cause" shall have the same meaning as set forth in your Employment Continuity Agreement. Additional or substitute termination severance provisions shall be provided pursuant to the anticipated employment agreements noted above.



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     5.   For purposes of this letter, a substantial adverse change in your duties or title, or the occurrence of other events constituting "Good Reason" under your Employment Continuity Agreement, will be deemed to be a constructive termination of your employment for purposes of the severance arrangements set forth in paragraph 4.

     6. If at the time of termination of employment you are entitled to payments under both Section 4 of this letter and your Employment Continuity Agreement, you shall be entitled only to the level of benefits available under whichever one of these agreements you elect. Such election shall be made by written notice to the Company within ten (10) days after termination of your employment and shall be binding upon you and the Company; you shall not be entitled to collect severance payments under both agreements. This provision applies only to payments specifically described in Section 4.

                                                     Sincerely yours,


                                                     /s/  Robert G. Schatz
                                                     Robert G. Schatz





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